                                                                    Exhibit 11.1



                               POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE



                                                 Three months ended                       Nine months ended
                                                    September 30,                           September 30,
                                              -------------------------               -------------------------
                                               1995               1994                 1995               1994
                                               ----               ----                 ----               ----
Weighted average number
  of common shares
  outstanding                               13,363,779         13,362,729           13,363,433         13,024,349

Weighted average of common
  stock equivalent shares
  attributable to
  convertible debentures                             -                  -                    -            333,257

Application of the "treasury
  stock" method to the stock
  option plan                                    8,897             37,903               10,563            143,340
                                           -----------        -----------         ------------        -----------

Total common and common
  equivalent shares,
  assuming full dilution                    13,372,676         13,400,632           13,373,996         13,500,946
                                           ===========        ===========         ============        ===========


Net income (loss)                          $(6,645,000)       $   921,000         $(16,890,000)$       12,310,000

Add:  interest on convertible
  debentures, net of applicable
  income taxes                                       -                  -                    -            244,000
                                           -----------        -----------         ------------        -----------

Net income (loss), assuming
  full dilution                            $(6,645,000)       $   921,000         $(16,890,000)       $12,554,000
                                           ===========        ===========         ============        ===========


Net income (loss) per common
  share, assuming full dilution            $      (.49)       $       .07         $      (1.26)       $       .93
                                           ===========        ===========         ============        ===========



The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.